PFSweb Submits Plan of Compliance to Nasdaq Related to Late Filing of its Form 10-Q

Currently Plans to File the 10-Q by November 9, 2021

Allen, TX – October 11, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, announced that it has submitted a plan of compliance to the Nasdaq Stock Market relating to the delayed filing of its Form 10-Q for the period ended June 30, 2021. The filing of the Form 10-Q has been delayed due to the additional time and work needed to meet the SEC reporting and accounting requirements for its LiveArea divestiture, completed August 26, 2021, as a discontinued operation and other related financial reporting requirements associated with such divestiture.

PFSweb has been working diligently over the past few months to complete the SEC reporting and accounting requirements. The company believes it is nearing completion and currently plans to be in a position to file the 10-Q by November 9, 2021.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com